Exhibit 3(i)(9)

ROSS MILLER
Secretary of State
206 North Carson Street                                     Document Number
Carson City, Nevada 89701-4298                              20090737006-74
(775) 684-5708                                              Filing Date and Time
Website: secretaryofstate.biz                               10/13/2009 2:24PM
                                                            Entity Number
                                                            C14364-2004
     Certificate of Amendment
  (PURSUANT TO NRS 78.385 AND 78.390)                     Filed in the office of
                                                                /s/ Ross Miller
                                                                    Ross Miller
                                                              Secretary of State
                                                                 State of Nevada

USE BLACK INK ONLY-DO NOT HIGHLIGHT           ABOVE SPACE IS FOR OFFICE USE ONLY


              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
           (PURSUANT TO NRS 78.385 AND 78.390 AFTER ISSUANCE OF STOCK)

1.   NAME OF CORPORATION:

     International Building Technologies Group, Inc

2. THE ARTICLES HAVE BEEN AMENDED AS FOLLOWS (ARTICLE NUMBERS, IF AVAILABLE):

     Article 6.
     6.1 Authorized Capital Stock: The aggregate number of shares which the Corporation shall have authority to issue is Four Billion (4,000,000,000) shares, consisting of (a) Three Billion Nine Hundred Fifty Million (3, 950,000,000) shares of Common Stock par value $0.00001 per share and (b) Fifty Million (50,000,000) shares of preferred stock par value $0.00001 per share issuable in one or more series.

     No other provisions of Articles are amended hereby.

3. The vote by which the stockholders holding shares in the corporation in the corporation entitling the to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 64.6% of voting shares

4.   EFFECTIVE DATE OF FILING (OPTIONAL):
     MUST NOT BE LATER THAN 90 DAYS AFTER THE CERTIFICATE IS FILED)

5.       OFFICER SIGNATURE (REQUIRED): X /s/ Kenneth Yeung
                                      ----------------------------

* If any proposed amendment would alter or change any preferences or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.